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                            [Coopers & Lybrand Letterhead]


                                     June 14, 1996


Choate, Hall & Stewart
53 State Street
Boston, Massachusetts, 02109



Enclosed is our manually signed awareness letter on our review of the interim consolidated financial statements of Sierra Pacific Power Company for the period ended March 31, 1996.

Our manually signed report serves to authorize the use of our name on our consent and awareness letters in the electronic filing of Sierra Pacific Resources' Form S-3 for the Common Stock Investment Plan with the SEC.

Please provide us with an exact copy of the entire document as electronically filed with the SEC.

                                     Sincerely,

                                     /s/ Ken Avery

                                     Ken Avery
                                     Partner